150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140581201-44
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/12/2014 12:20 PM
	Entity Number E0315782007-3

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

CANNABIS SCIENCE, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

SERIES A PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

VOTING RIGHTS HAVE BEEN MODIFIED AS PER THE ATTACHED SCHEDULE "A"

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Dorothy Bray

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

<u>SCHEDULE "A"</u>

AMENDMENT TO CERTIFICATE OF DESIGNATION PREFERENCES AND RIGHTS of SERIES A PREFERRED STOCK

CANNABIS SCIENCE, INC.

(the "Corporation")

(Pursuant to Section 78.1955 of the
Nevada Revised Statues)

RESOLVED FURTHER, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors hereby approves the following amendments to the Corporation's Certificate of Designations, Preferences, and Rights of Series A Preferred Stock (the "Certificate of Designation"):

Section V of Schedule A to the Certificate of Designation is hereby amended in its entirety to read as follows:

V. VOTING RIGHTS

(a) <u>Voting Rights</u>. The Holders of the Series A Preferred Stock will have the voting rights as described in this Section 5 or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to sixty-seven (67%) percent of the total vote.

For example, if there are 10,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of the Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 20,300 shares, out of a total number of 30,300 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series A Preferred Stock, if any; and (c) the voting rights attributable to the Series A Preferred Stock, as described herein, whether such Series A Preferred Stock shares are voted or not.

(b) Amendments to Articles and Bylaws. So long as the Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 67% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock set forth herein.

(c) Amendment of Rights of Series A Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 67% of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

The Corporation certifies that the approval of the stockholders as required to NRS 78.1955 subsection (3) has been obtained.

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that she has read the foregoing Amendment to Certificate of Designation and knows the contents thereof, and that she is duly authorized to execute the same on behalf of the Corporation, this 25th day of July, 2014.

CANNABIS SCIENCE, INC.

By: /s/ Dr. Dorothy Bray
Name: Dr. Dorothy Bray
Title: President and Chief Executive Officer